Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

January 27, 2016

Royal Bank of Canada,
200 Bay Street,
Royal Bank Plaza,
Toronto, Ontario,
Canada M5J 2J5.

Ladies and Gentlemen:

This opinion is delivered in connection with the issuance and delivery of the debt securities of Royal Bank of Canada (the “Bank”) identified in Annex A to this letter (the “Notes”).  The Bank filed with the Securities and Exchange Commission a registration statement on Form F-3 (File No. 333-208507) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) that was declared effective on January 8, 2016, relating to, among other things, the proposed offer and sale of up to $40,000,000,000 aggregate initial offering price of debt securities which may be senior obligations or subordinated obligations.  The Notes are being issued pursuant to the Indenture, dated as of January 27, 2016 (the “Base Indenture”), between the Bank and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 27, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Bank, the Trustee, and BNY Trust Company of Canada, as Canadian Trustee (the “Canadian Trustee” and, together with the Trustee, the “Trustees”).

In rendering this opinion, we have examined the following documents:

1.	The Indenture.

2.	Certificates of officers of the Bank with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

3.	Specimens of the Notes.

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4.	The prospectus dated January 8, 2016, and the disclosure documents relating to the Notes as indicated in Annex A.

We have also examined such questions of United States Federal and New York state law as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to the subordination provisions of the Indenture or the Notes or the provisions of the Indenture or the Notes relating to an NVCC Automatic Conversion upon the occurrence of a Non-Viability Trigger Event (as such terms are defined in the Indenture) that, under the terms of the Indenture or the Notes, as applicable, are governed by the laws of the Province of Ontario and the Federal laws of Canada applicable therein.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In rendering the foregoing opinion, we have assumed that the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Notes, that the Indenture was duly authorized, executed and delivered by the Bank insofar as the laws of the Provinces of Ontario and Québec and the Federal laws of Canada applicable therein are concerned and that all corporate action by the Bank related to the Notes was duly authorized as a matter of such laws.  We understand that you are relying upon the opinion, dated the date hereof, of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, delivered to you pursuant to the Underwriting Agreement, that the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Notes, that the Indenture was duly authorized, executed and delivered by the Bank insofar as the laws of the Provinces of Ontario and Québec and the Federal laws of Canada applicable therein are concerned and that all corporate action by the Bank related to the Notes was duly authorized as a matter of such laws.  Our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Norton Rose Fulbright Canada LLP.

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In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Bank or the Notes or their offering and sale.

We have also relied as to certain factual matters on information obtained from public officials, officers of the Bank and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee or the Trustees (as applicable), that the Notes have been duly issued, authenticated and delivered by the Trustee, that the Notes have been delivered against payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to this filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

Annex A

Title of Note	Disclosure Document

US$ 1,500,000,000 aggregate principal amount of 4.650% Non-Viability Contingent Capital Subordinated Notes due 2026	Prospectus supplement dated January 22, 2016